Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CSS Industries, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-31941, 333-100795 and No. 333-118008) on Form S-8 of CSS Industries, Inc. of our reports dated June 2, 2008, with respect to the consolidated balance sheets of CSS Industries, Inc. and subsidiaries as of March 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity for each of the years in the three-year period ended March 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2008, which reports appear in the March 31, 2008 annual report on Form 10-K of CSS Industries, Inc.

Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective April 1, 2006, and the Company’s adoption of the provisions of Financial Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective April 1, 2007.

/s/ KPMG LLP

June 2, 2008